UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

Item 1: On January 23, 2025, Barington issued the following press release, which attached certain material that was previously filed with the SEC:

Barington Capital Group Releases Investor Presentation Outlining the Path to Maximizing Value at Matthews International Corporation

Details Prolonged Period of Shareholder Value Destruction Caused by Poor Performance, Poor Operating Execution and Poor Capital Allocation

Believes CEO and Incumbent Board Are Ineffective, Over Tenured and Entrenched and Cannot be Trusted to Oversee Much-Needed Change Following Years of Empty Promises

Barington’s Nominees Bring the Leadership Experience and Sector Expertise the Board Urgently Needs to Unlock Matthews’ Embedded Value

Urges Shareholders to Vote the GOLD Proxy Card “FOR” the Election of ALL of Barington Capital’s Nominees

NEW YORK, January 23, 2025 – Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively “Barington” or “we”), beneficially owns approximately 1.9% of the outstanding shares of Matthews International Corporation (NASDAQ: MATW) (“Matthews” or the “Company”), today announced that it has released a comprehensive presentation outlining the path to maximizing value at Matthews following a prolonged period of shareholder value destruction overseen by the Company’s long-tenured Board of Directors (the “Board”) and Chief Executive Officer. The presentation also highlights why Barington’s director nominees are the change agents urgently needed on the Board to ensure the Board is acting in the best interest of shareholders.

Barington encourages Matthews’ shareholders to review the presentation so they can make an informed decision at the Company’s 2025 Annual Meeting of Shareholders regarding the future of their investment.

Barington’s presentation can be found at https://barington.com/matthews.

Key highlights of the presentation include:

•	Barington’s Extended Engagement with Matthews: Since entering into an agreement in December 2022 pursuant to which Barington served as consultant to the Company, the Matthews team has kept Barington at arms-length, limiting interactions to mostly quarterly phone calls, and, in our view, demonstrating little intent to meaningfully engage. As a result, we witnessed little evidence of progress on any of our recommendations until we called for the Company to replace its CEO and indicated our intent to nominate directors.

•	Many Years of Underperformance, Poor Capital Allocation, Poor Operating Execution and Excessive Spending at Matthews: We believe poor capital allocation and deteriorating operating results – caused in large part by failed acquisitions and ineffective capital expenditures – have caused Matthews’ shares to trade at declining multiples since Joseph Bartolacci started his role as CEO in 2006.

•	Matthews Has Significant Value Potential: As set forth in more detail in the presentation, our analysis suggests that the Company’s businesses could have a combined value of $44-57 per share, not including any additional value from its Energy Storage business.

•	Matthews’ CEO and Board are Ineffective, Over Tenured and Entrenched: We believe Mr. Bartolacci has a long history of using promises of future value creation from the Company’s investments to divert attention from its deteriorating performance. Worse, we believe the incumbent Board has failed to hold Mr. Bartolacci accountable for making empty promises that have resulted in shareholder value destruction.

•	Change Must Begin at the Top: Despite Matthews’ claims, we do not believe that the Company is implementing most of Barington’s recommendations. We strongly believe that a vote for Matthews’ director nominees will embolden the Company to maintain its untenable status quo, resulting in continued value destruction for shareholders.

•	The Strength of Barington’s Nominees: Barington has nominated Ana Amicarella, Chan Galbato and James Mitarotonda – three highly accomplished executives with much-needed expertise in key sectors crucial to Matthews’ success, considerable experience leading value-creating businesses as CEO, fresh perspectives and an unwavering commitment to putting shareholders’ interests first.

•	The Path to Driving Long-Term Value Creation at Matthews: Barington recommends that Matthews immediately: 1) refresh the Board and improve corporate governance; 2) promptly commence a search for a new CEO; 3) focus on businesses where Matthews can create long-term shareholder value; and 4) increase the amount of Matthews’ planned SG&A expense reduction and allocate cash to reduce indebtedness.

SHOW THE BOARD THAT YOU WILL NO LONGER TOLERATE THE STATUS QUO AND VOTE THE GOLD PROXY CARD TODAY TO HELP MAXIMIZE VALUE AT MATTHEWS

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com

Item 2: On January 23, 2025, Barington uploaded the following material to www.barington.com/matthews:

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.